Exhibit 4.3

FORM OF

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of                  , 2017, is entered into by and among Jagged Peak Energy Inc., a Delaware corporation (the “Company”), Q-Jagged Peak Energy Investment Partners, LLC, a Delaware limited liability company (“Q-Jagged Peak”), JPE Management Holdings LLC, a Delaware limited liability company (“Management Holdco”), and the individuals listed on the signature pages hereto under the heading “Management” (collectively, “Management” and, together with Q-Jagged Peak and Management Holdco, the “Principal Stockholders”).

WHEREAS, the Principal Stockholders, certain other parties thereto and the Company have entered into that certain Master Reorganization Agreement, dated as of [•] (the “Reorganization Agreement”), pursuant to which the Principal Stockholders have agreed to enter into certain restructuring transactions (collectively, the “Reorganization”) as set forth therein and, in connection therewith, have received shares of Common Stock; and

WHEREAS, pursuant to the Reorganization Agreement, and in connection with, and effective upon, the completion of an underwritten public offering (the “IPO”) of shares of Common Stock, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, (i) no Principal Stockholder (other than Management Holdco) shall be deemed to be an Affiliate of Management Holdco and (ii) no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement. In addition, for purposes of this Agreement, (i) no Principal Stockholder (other than Management Holdco) will be deemed to Beneficially Own any shares of

Common Stock owned by Management Holdco and (ii) no Principal Stockholder will be deemed to Beneficially Own shares of Common Stock held by any other Principal Stockholder solely due to the fact that any such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Hinds Group” means, collectively, (i) Gregory S. Hinds, (ii) any Person that holds shares of Common Stock as of the date hereof and is a Permitted Transferee of Gregory S. Hinds, (iii) any Person that subsequently receives shares of Common Stock from Gregory S. Hinds pursuant to a Permitted Transfer and (iv) any Person that subsequently receives shares of Common Stock from a Person described in clauses (ii) or (iii) of this definition pursuant to a Permitted Transfer.

“Howard Group” means, collectively, (i) Robert W. Howard, (ii) any Person that holds shares of Common Stock as of the date hereof and is a Permitted Transferee of Robert W. Howard, (iii) any Person that subsequently receives shares of Common Stock from Robert W. Howard pursuant to a Permitted Transfer and (iv) any Person that subsequently receives shares of Common Stock from a Person described in clauses (ii) or (iii) of this definition pursuant to a Permitted Transfer.

“Jaggers Group” means, collectively, (i) Joseph N. Jaggers, (ii) any Person that holds shares of Common Stock as of the date hereof and is a Permitted Transferee of Joseph N. Jaggers, (iii) any Person that subsequently receives shares of Common Stock from Joseph N. Jaggers pursuant to a Permitted Transfer and (iv) any Person that subsequently receives shares of Common Stock from a Person described in clauses (ii) or (iii) of this definition pursuant to a Permitted Transfer.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permitted Transfer” means, with respect to any Restricted Stockholder, a Transfer by such Restricted Stockholder that is made for bona fide estate planning purposes to a Permitted Transferee of such Restricted Stockholder.

“Permitted Transferee” means, with respect to any Restricted Stockholder, (i) in the case of a Restricted Stockholder that is an individual, such Restricted Stockholder’s spouse, legally adopted or natural-born descendants of whatsoever generation or an entity or trust Controlled by such Restricted Stockholder or such Restricted Stockholder’s spouse, legally adopted or natural-born descendants of whatsoever generation whose only owners or beneficiaries are one or more of such Restricted Stockholder or such Restricted Stockholder’s spouse or legally adopted or natural-born descendants of whatsoever generation or (ii) in the case of a Restricted Stockholder that is an entity, (a) any entity or trust (I) Controlled by the natural person that is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of a majority of either (x) the outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of such Restricted Stockholder or (y) the combined voting power of the outstanding equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of such Restricted Stockholder and (II) whose only owners or beneficiaries are one or more of the natural person described in clause (ii)(a)(I) of this definition and such natural person’s spouse, legally adopted or natural-born descendants of whatsoever generation, or (b) the natural person described in clause (ii)(a)(I) of this definition or such natural person’s spouse, legally adopted or natural-born descendants of whatsoever generation.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Petry Group” means, collectively, (i) Mark R. Petry, (ii) any Person that holds shares of Common Stock as of the date hereof and is a Permitted Transferee of Mark R. Petry, (iii) any Person that subsequently receives shares of Common Stock from Mark R. Petry pursuant to a Permitted Transfer and (iv) any Person that subsequently receives shares of Common Stock from a Person described in clauses (ii) or (iii) of this definition pursuant to a Permitted Transfer.

“Restricted Stockholder Group” means, as applicable, the Jaggers Group, the Howard Group, the Hinds Group or the Petry Group.

“Quantum Monetization” has the meaning given to such term in the Amended and Restated Limited Liability Company Agreement of Management Holdco dated as of [•].

“Transfer” means, with respect to any shares of Common Stock, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such shares of Common Stock, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law. Notwithstanding anything to the contrary contained herein, the term Transfer shall not mean (i) the transfer of any shares of Common Stock to the Company or any of its designees hereunder or pursuant to any employment, option, subscription or restricted stock purchase agreement between the Company and any Restricted Stockholder or any plan relating to the foregoing or (ii) with respect to a Restricted Stockholder, a pledge of such Restricted Stockholder’s Common Stock to support credit finance or loan arrangements.

Section 1.2                                    Rules of Construction.

(a)                                 Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)                                 The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)                                  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II
VOTING AND GOVERNANCE MATTERS

Section 2.1                                    Voting.

(a)                                 At every meeting of the holders of Common Stock that is called for any reason, and at every adjournment or postponement thereof, and on every action or approval by written consent of holders of Common Stock with respect to any matter, other than the election of directors, which shall be governed by Section 2.2 hereof, Management and Management Holdco shall vote their shares of Common Stock (or, if applicable, act by written consent) as directed by Q-Jagged Peak.

(b)                                 For avoidance of doubt, no Person to which Q-Jagged Peak Transfers any shares of Common Stock, other than an Affiliate of Q-Jagged Peak, shall have any rights pursuant to this Article II.

Section 2.2                                    Designees.

(a)                                 Upon the closing of the IPO, the Board shall consist of nine directors, including Joseph N. Jaggers, Charles D. Davidson, Michael C. Linn, S. Wil VanLoh, Jr., Dheeraj Verma, Blake A. Webster, Roger L. Jarvis, James J. Kleckner and John R. Sult (the “Initial Directors”). Of the Initial Directors, Charles D. Davidson, Michael C. Linn, S. Wil VanLoh, Jr., Dheeraj Verma and Blake A. Webster are each deemed to be designees of Q-Jagged Peak. From and after the closing of the IPO, the rights of Q-Jagged Peak to designate directors to the Board shall be as set forth in the remainder of this Section 2.2.

(b)                                 The Company and the Principal Stockholders shall take all Necessary Action to cause the Board to include the Chief Executive Officer of the Company.

(c)                                  The Company, Management Holdco and Management shall take all Necessary Action to cause the Board to include a number of directors designated by Q-Jagged Peak (each such director, a “Quantum Director”) such that:

(i)                                     at least a majority of the directors on the Board are Quantum Directors for so long as Q-Jagged Peak and its Affiliates collectively Beneficially Own at least 50% of the outstanding shares of Common Stock;

(ii)                                  at least 35% of the directors of the Board are Quantum Directors for so long as Q-Jagged Peak and its Affiliates collectively Beneficially Own less than 50% but at least 25% of the outstanding shares of Common Stock; and

(iii)                               at least one director of the Board is a Quantum Director for so long as Q-Jagged Peak and its Affiliates collectively Beneficially Own less than 25% but at least 5% of the outstanding shares of Common Stock.

If Q-Jagged Peak and its Affiliates collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, Q-Jagged Peak shall not be entitled to designate a nominee.

For purposes of calculating the number of Quantum Directors that Q-Jagged Peak is entitled to designate pursuant to this Section 2.2(c), any fractional amounts shall automatically be rounded upward to the nearest whole number of Quantum Directors that is greater than such fractional amount, and any such calculations shall be made on a pro forma basis.

For the avoidance of doubt, the rights granted to Q-Jagged Peak to designate members of the Board are additive to, and not intended to limit in any way, the rights that Q-Jagged Peak or its Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all Necessary Action to effectuate the above shall include (A) including the persons designated pursuant to this Section 2.2(c) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein and (C) soliciting proxies or consents in favor thereof.  The Company is entitled to identify such individual as a Quantum Director pursuant to this Agreement.

(d)                                 At any time the members of the Board are allocated among separate classes of directors, (i) the Quantum Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account clause (i) of this Section 2.2(d), Q-Jagged

Peak shall be permitted to designate the class or classes to which each Quantum Director shall be allocated.

(e)                                  Q-Jagged Peak shall have the right to remove any Quantum Director (with or without cause) appointed by it, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all Necessary Action to cause such removal.

(f)                                   In the event that a vacancy is created on the Board by the death, disability, resignation or removal (whether by Q-Jagged Peak or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated from time to time) of a Quantum Director, Q-Jagged Peak shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as designees of Q-Jagged Peak immediately following the filling of such vacancy will not exceed the total number of persons Q-Jagged Peak is entitled to designate pursuant to Section 2.2(c) on the date of such replacement designation.  The Company, Management Holdco and Management shall take all Necessary Action to cause such replacement designee to become a member of the Board.

(g)                                  If (i) at the time of any annual meeting of the Company held for the election of directors, Q-Jagged Peak and its Affiliates collectively Beneficially Own less than 50% of the outstanding shares of Common Stock but more than 35% of the outstanding shares of Common Stock, then if requested by the Company, Quantum shall take such actions as are reasonably necessary to remove such excess Quantum Directors from the Board and (ii) at any time the number of Quantum Directors exceeds the number of Quantum Directors that Q-Jagged Peak is then entitled to designate to the Board and at such time Q-Jagged Peak and its Affiliates collectively Beneficially Own less than 35% of the outstanding shares of Common Stock, then if requested by the Company, Quantum shall take such actions as are reasonably necessary to remove such excess Quantum Directors from the Board immediately.

Section 2.3                                    Restrictions on Other Agreements.  No Principal Stockholder shall, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock that are not parties to this Agreement or otherwise).

ARTICLE III
TRANSFER RESTRICTIONS

Section 3.1                                    Transfer Restrictions.

(a)                                 The provisions in this Article III shall apply only to the members of the Jaggers Group, the Howard Group, the Hinds Group and the Petry Group (collectively, the “Restricted Stockholders”).  Except as set forth in this Article III or as otherwise approved by Q-Jagged Peak, no Restricted Stockholder may Transfer any shares of Common Stock on or prior to the third anniversary of the consummation of the IPO other than pursuant to a Permitted Transfer.

Notwithstanding the foregoing, no Permitted Transfer shall be permitted unless the applicable Permitted Transferee executes and delivers a joinder agreement in a form reasonably satisfactory to Q-Jagged Peak reflecting its agreement to be bound by all of the terms and conditions of this Agreement.  Following any such Transfer, Schedule I shall be updated accordingly.

(b)                                 Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Restricted Stockholders, each Restricted Stockholder Group may Transfer in the aggregate:

i.                  On or prior to the first anniversary of the consummation of the IPO, up to the number of shares of Common Stock set forth opposite the name of such Restricted Stockholder Group under column A on Schedule I;

ii.               After the first anniversary of the consummation of the IPO and on or prior to the second anniversary of the consummation of the IPO, up to the number of shares of Common Stock set forth opposite the name of such Restricted Stockholder Group under column B on Schedule I less the number of shares of Common Stock Transferred by such Restricted Stockholder Group on or prior to the first anniversary of the consummation of the IPO (but, for the avoidance of doubt, excluding any shares of Common Stock Transferred in connection with the IPO); and

iii.            After the second anniversary of the consummation of the IPO and on or prior to the third anniversary of the consummation of the IPO, up to the number of shares of Common Stock set forth opposite the name of such Restricted Stockholder Group under column C on Schedule I less the number of shares of Common Stock Transferred by such Restricted Stockholder Group on or prior to the second anniversary of the consummation of the IPO (but, for the avoidance of doubt, excluding any shares of Common Stock Transferred in connection with the IPO).

For the avoidance of doubt, and subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Restricted Stockholders, at any time after the third anniversary of the consummation of the IPO each Restricted Stockholder may Transfer any or all of its shares of Common Stock without restriction under this Agreement.  Notwithstanding anything to the contrary in this Section 3.1(b), but subject to any separate restrictions on Transfer applicable to any shares of Common Stock, the number of shares of Common Stock permitted to be Transferred by a Restricted Stockholder Group pursuant to clauses (i)–(iii) of this Section 3.1(b) shall in each case be increased by the number of shares of Common Stock purchased or otherwise acquired by such Restricted Stockholder Group following the consummation of the IPO (other than any shares of Common Stock distributed to such Restricted Stockholder Group by Management Holdco).

(d)                                 Notwithstanding anything to the contrary contained herein, (i) no Principal Stockholder shall Transfer any shares of Common Stock to any Person unless such Transfer is done in accordance with applicable law, including, but not limited to, the Securities Act of 1933, as amended, and (ii) each Principal Stockholder that is an entity in which shares of Common Stock are a material asset acknowledges and agrees that no shares of the common stock or other equity interests of such entity may be Transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were shares of Common Stock.

ARTICLE IV
EFFECTIVENESS AND TERMINATION

Section 4.1                                    Effectiveness.  Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective.  However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 4.2                                    Termination.  This Agreement shall terminate upon the earliest to occur of (a) the delivery of written notice to the Company by all of the Principal Stockholders requesting the termination of this Agreement and (b) a Quantum Monetization.  Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement shall terminate.

Notwithstanding the foregoing, all rights and obligations set forth in Article II shall terminate upon the third anniversary of the date of this Agreement, unless earlier terminated pursuant to the immediately preceding paragraph of this Section 4.2.

ARTICLE V
MISCELLANEOUS

Section 5.1                                                            Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice).  Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Jagged Peak Energy Inc.
1125 17th Street, Suite 2400
Denver, CO 80202
Attention: General Counsel
E-mail: chumber@jaggedpeakenergy.com

(b)	If to Q-Jagged Peak, to:

Q-Jagged Peak Energy Investment Partners, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010

Attention: General Counsel
E-mail: jbaird@quantumep.com

(c)	If to Management, to:

1125 17th Street, Suite 2400
Denver, CO 80202
Attention: Joseph N. Jaggers, III
E-mail: jjaggers@jaggedpeakenergy.com

Section 5.2                                    Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 5.4                                    Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5                                    Further Assurances.  Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 5.6                                    Governing Law; Equitable Remedies.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7                                    Consent To Jurisdiction.  With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.8                                    Amendments; Waivers.

(a)                                 No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9                                    Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Principal Stockholders may each assign any of its respective rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

JAGGED PEAK ENERGY INC.

By:
Name:
Title:

JPE MANAGEMENT HOLDINGS LLC

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

Q-JAGGED PEAK:

Q-JAGGED PEAK ENERGY INVESTMENT PARTNERS, LLC

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

MANAGEMENT:

Joseph N. Jaggers

JAGGERS INVESTMENTS, LLLP

By:
Name:	Joseph N. Jaggers
Title:	General Partner

Gregory S. Hinds

GREG & CAROL HINDS FAMILY TRUST U/A dated December 30, 2016

By: HINDS FIDUCIARY MANAGEMENT LLC, Trustee

By:
Name:	Gregory S. Hinds
Title:	Manager

Robert W. Howard

Mark R. Petry

Signature Page to Stockholders’ Agreement

Schedule I

Transferrable Shares

Restricted Stockholder Group	A	B	C
Jaggers Group
Howard Group
Hinds Group
Petry Group